Exhibit (2)(a)(2)

FIRSTHAND TECHNOLOGY VALUE FUND, INC.

CERTIFICATE OF CORRECTION

THIS IS TO CERTIFY THAT:

FIRST: The title of the document being corrected is Articles of Amendment and Restatement (the "Articles").

SECOND: The sole party to the Articles is Firsthand Technology Value Fund, Inc., a Maryland corporation (the "Corporation").

THIRD: The Articles were filed with the State Department of Assessments and Taxation of Maryland (the "SDAT") on September 20, 2010.

FOURTH: The second paragraph of Section 4.1 of Article IV of the Articles as previously filed with the SDAT is set forth below:

On the date of the closing of the initial public offering of shares of Common Stock (defined below), the directors (other than any director elected solely by holders of one or more classes or series of Preferred Stock in connection with dividend arrearages) shall be classified, with respect to the terms for which they severally hold office, into three classes, as determined by the Board of Directors, with Class I directors to hold office initially for a term expiring at the annual meeting of stockholders in 2011, Class II directors to hold office initially for a term expiring at the annual meeting of stockholders in 2012 and Class III directors to hold office initially for a term expiring at the annual meeting of stockholders in 2013, with each director to hold office until her or his successor is duly elected and qualifies. At each annual meeting of the stockholders, the successors to the class of directors whose term expires at such meeting shall be elected to hold office for a term expiring at the third succeeding annual meeting of stockholders following the meeting at which they were elected and until their successors are duly elected and qualify.

FIFTH: The second paragraph of Section 4.1 of Article IV of the Articles as corrected hereby is set forth below:

On the date of the closing of the initial public offering of shares of Common Stock (defined below), the directors (other than any director elected solely by holders of one or more classes or series of Preferred Stock in connection with dividend arrearages) shall be classified, with respect to the terms for which they severally hold office, into three classes, as determined by the Board of Directors, with Class I directors to hold office initially for a term expiring at the annual meeting of stockholders in 2012, Class II directors to hold office initially for a term expiring at the annual meeting of stockholders in 2013 and Class III directors to hold office initially for a term expiring at the annual meeting of stockholders in 2014, with each director to hold office until her or his successor is duly elected and qualifies. At each annual meeting of the stockholders, the successors to the class of directors whose term expires at such meeting shall be elected to hold office for a term expiring at the third succeeding annual meeting of stockholders following the meeting at which they were elected and until their successors are duly elected and qualify.

SIXTH:  The undersigned acknowledges this Certificate of Correction to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be signed in its name and on its behalf by its President and attested to by its Secretary on this 16th day of September, 2011.

ATTEST:	FIRSTHAND TECHNOLOGY VALUE FUND, INC.

/s/ Kelvin K. Leung	/s/ Kevin M. Landis	(SEAL)
Kelvin K. Leung	Kevin M. Landis
Secretary	President